Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

June 13, 2022

Elys Game Technology, Corp.

107 E. Warm Springs Rd.

Las Vegas, Nevada, 89119

Re:	Elys Game Technology, Corp. Registration Statement on Form S-3 and Related Prospectus Supplement

Dear Sir/Madam:

We have acted as counsel to Elys Game Technology, Corp., a Delaware corporation (the “Company”), in connection with a final prospectus supplement, dated June 13, 2022 (the “Prospectus Supplement”) to the base prospectus (the “Base Prospectus”) that forms a part of the Registration Statement on Form S-3 (Registration No. 333-256815) (the “Registration Statement”) initially filed by the Company on June 4, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective on June 14, 2021, relating to the public offering of 2,625,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 541,227 shares of Common Stock (the “Pre-Funded Warrant Shares”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed, including, but not limited to, the securities purchase agreement, dated June 13, 2022, by and between the Company and the purchaser identified on the signature page thereto (the “Purchase Agreement”). In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

1.	The Shares, when sold, paid for and issued in accordance with the terms of the Purchase Agreement, will be duly and validly issued, fully paid and non-assessable.
2.	The Pre-Funded Warrants when sold, paid for and issued in accordance with the terms of the Purchase Agreement, will be the valid and binding obligations of the Company.

3.       The Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants, when sold, paid for and issued upon exercise of the Pre-Funded Warrants and in accordance with the terms of the Purchase Agreement and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the respective terms thereof, will be duly and validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations and the laws of the State of New York. This opinion is limited to the laws of the State of Delaware and the State of New York as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME

BLANK ROME LLP